D&E COMMUNICATIONS, INC.	PRESS RELEASE

CONTACT:
March 2, 2005	Steve Trapnell
(717) 738-8788

D&E Communications, Inc., Completes Sale of Its Interest in PenTeleData

EPHRATA, PA -- D&E Communications, Inc. (Nasdaq: DECC) sold its 8.19 percent interest in the PenTeleData Limited Partnership I on February 28, 2005, for $2.9 million.

The sale will result in a pre-tax gain of $2.1 million in the first quarter of 2005.

Founded in 1994 and based in Palmerton, PA, PenTeleData provides Internet service and data connectivity in Pennsylvania and New Jersey.

D&E acquired the partnership interest in PenTeleData when it acquired Conestoga Enterprises, Inc., in 2002. Conestoga Telephone and Telegraph Company, a wholly owned subsidiary of Conestoga Enterprises, Inc., had been a limited partner in PenTeleData since 1995. Since D&E operates its own Internet Service Provider, the partnership was no longer a strategic fit in the organization, and D&E pursued a sale of its interest.

D&E is an integrated communications provider offering high-speed data, Internet access, local and long distance telephone, voice and data networking, network management and security, and video services. Based in Lancaster County, D&E has been serving communities in central Pennsylvania for more than 100 years. For more information, visit www.decommunications.com.

This press release may contain forward-looking statements. These statements are based upon the current beliefs and expectations of D&E's management concerning the development of our business, are not guarantees of future performance and involve a number of risks, uncertainties, and other important factors that could cause actual developments and results to differ materially from our expectations. These include factors that we have indicated could adversely affect our business and financial performance contained in our past and future filings and reports, including those filed with the United States Securities and Exchange Commission. D&E undertakes no obligation to revise or update its forward-looking statements whether as a result of new information, future events, or otherwise.